Exhibit 99.1

APX Group Holdings, Inc. Announces Death of Board Member Joe Trustey

PROVO, Utah July 30, 2015 – APX Group Holdings, Inc. (“Vivint”) today announced with great sadness that Joe Trustey, a valued member of the company’s board of directors, passed away on the evening of July 29 in a plane crash that also claimed the life of his daughter.

“We are deeply saddened by Joe’s passing,” said Todd Pedersen, chairman of the board. “He has been a tremendous supporter, business associate, and friend and his positive impact on the company will endure. The Vivint family offers our thoughts, prayers and support to Joe’s wife Kristine, daughters Caroline and Claire, and the entire Trustey family at this time of tragedy.”

Mr. Trustey, a managing director and chief operating officer of Summit Partners, has served on the company’s board of directors since November 2012 and was also serving on the board of directors for Vivint Solar.

About Vivint

Vivint is a leading provider of smart home technology. The company delivers services through a cloud-based platform that integrates a wide range of wireless features and components to provide simple, affordable home security, energy management and home automation. Vivint’s security and home automation package has received the Consumers Digest “Best Buy” rating. Dedicated to redefining the home experience with intelligent products and services, Vivint serves nearly 900,000 customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

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Investor Relations Contact:

Dale R. Gerard

SVP of Finance and Treasurer

(801) 705-8011

dgerard@vivint.com